EXHIBIT 99.1
                                                                    ------------


              CROSSWALK.COM ANNOUNCES COMPLETION OF ASSET SALE AND
                             FORTHCOMING NAME CHANGE
                  COMPANY ALSO RECEIVES NASDAQ DELISTING NOTICE


MIDLAND, TX--October 11, 2002- Crosswalk.com (Nasdaq:AMEN), the leading Christian Community Web site on the Internet, today announced that it has completed the $4.1 million sale of its crosswalk.com website to Salem Communications Corporation on October 4, 2002. Crosswalk.com is now transitioning to implement the shareholder approved business plan to utilize a majority of the proceeds of the asset sale to among other things, acquire cash generating assets.

Under the leadership of newly appointed Chairman and Chief Executive Officer Eric Oliver, and President and Chief Operating Officer Jon Morgan, the Company intends to focus on value added opportunities in three distinct arenas that have historically generated large amounts of ordinary income. These three areas are Office Buildings in Secondary Stagnant Markets, Office Buildings in Out of Favor Growth Markets, and Oil and Gas Royalties. With this change in direction, imminently, the Company will be changing its name to AMEN Properties, Inc.

Additionally, on October 9, 2002, the Company received a Nasdaq Staff Determination indicating that the Company fails to comply with the minimum $1.00 bid price per share requirement set forth in Marketplace Rule 4310(c)(4) and that its common stock will be delisted from the Nasdaq SmallCap Market effective with the opening of business on October 17, 2002. However, the Company will file an appeal before this date, requesting an oral hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. Under Nasdaq Marketplace Rules, the hearing request will stay the delisting of the Company's common stock pending the Panel's decision.

Safe Harbor - This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, the implementation of a new business plan, and the Company's appeal of the Nasdaq Staff Determination. In spite of this appeal, there can be no assurance that the Listing Qualifications Panel will grant the Company's request for continued listing on the Nasdaq SmallCap Market. These forward-looking statements are made in reliance on the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations. Copies of Company filings with the Securities and Exchange Commission are available upon request from the Company.